Exhibit 10(e)(18)

AMENDMENT NO. 1
TO THE
XEROX CORPORATION
2004 PERFORMANCE INCENTIVE PLAN
JUNE 30, 2017, AMENDMENT AND RESTATEMENT

WITNESSETH:
WHEREAS, Xerox Corporation (the "Company") has established the Xerox Corporation 2004 Performance incentive Plan, which is presently set forth in the June 30, 2017 Amendment and Restatement (hereinafter referred to as the "Plan"), and
WHEREAS the Company desires to amend the Plan,
NOW, THEREFORE, the Plan is hereby amended as follows:
(1) Section 22(c)(iv) is added to read in its entirety as follows:
(iv) This subsection (c) shall not apply to options, SARS, shares of restricted stock, or awards for which the award agreement provides a different payment schedule.
(2) Section 24(a) (relating to Code section 409A compliance) is amended to read in its entirety as follows:
     (a) Construction and effect of terms and actions
(i) It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of or amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Code Section 409A with respect to any person is void and without effect. Any election by any participant, and any administrative action by the Committee or its delegate that would cause any amount to be taxable under Code section 409A with respect to any person is void and without effect under the Plan. Notwithstanding anything to the contrary herein, in no event shall the Company, its officers, directors, employees, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a participant or beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.
(ii) All references in the Plan, awards and award agreements to “termination of employment” shall mean “separation from service” as defined in Code Section 409A and Treasury guidance thereunder. The Committee, however, may decide in its discretion that, solely for purposes of determining the vested percentage of an award or the exercise period of an option or SAR, the reference to “termination of employment” shall mean the end of the participant’s salary continuance period.
(3) Section 24(c) (relating to Code section 409A compliant payment terms) is amended to read in its entirety as follows:
     (c) Uniform Payment Rule

     (i) Except as otherwise provided in the award agreement, all awards except SARs, options, shares of restricted stock, and awards for which the award agreement provides a different payment schedule, shall be paid on the date that is the earlier of (1) or (2) below, where
(1) is a termination of employment no later than two years after the occurrence of a     Section 409A-Conforming Change in Control (or, in the case of a Key Employee, the date     that is 6 months after such termination); and
(2) is the Vesting Date specified in the award summary.
     (ii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date specified in the award summary.
     (iii) Payment pursuant to the death or disability of a participant is governed by the award agreement.

Effective Date: This amendment is effective for grants on and after the date hereof.
Dated:  February 1, 2018

XEROX CORPORATION
By: ______
Jeffrey Jacobson
Chief Executive Officer